KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND P

555 CALIFORNIA STREET

50TH FLOOR

SAN FRANCISCO, CALIFORNIA 94104

October 17, 2012

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mr. John Ganley, Division of Investment Management

Re:	KKR Alternative Corporate Opportunities Fund P
Registration Statement on Form N-2 (File Nos. 811-22722 and 333-182745)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, KKR Alternative Corporate Opportunities Fund P, a Delaware statutory trust (the “Fund”), hereby respectfully requests acceleration of the effective date of its Registration Statement on Form N-2 (File Nos. 811-22722 and 333-182745) so that such Registration Statement may be declared effective on October 22, 2012 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

KKR Alternative Corporate Opportunities Fund P

By:	/s/ Nicole Macarchuk
Name:	Nicole Macarchuk
Title:	Secretary and Vice President

SEI INVESTMENTS DISTRIBUTION CO.

1 FREEDOM VALLEY DRIVE

OAKS, PENNSYLVANIA 19456

October 17, 2012

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Mr. John Ganley, Division of Investment Management

Re:	KKR Alternative Corporate Opportunities Fund P
Registration Statement on Form N-2 (File Nos. 811-22722 and 333-182745)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, SEI Investments Distribution Co., in its capacity as distributor of KKR Alternative Corporate Opportunities Fund P, hereby joins in the request of KKR Alternative Corporate Opportunities Fund P for acceleration of the effective date of the Registration Statement on Form N-1A (File Nos. 811-22722 and 333-182745) so that such Registration Statement may be declared effective on October 22, 2012 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Maxine J. Chou
Name:	Maxine J. Chou
Title:	Chief Financial Officer and Chief Operations Officer